UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12

KraneShares Trust

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1)	Title of each class of securities to which transaction applies:

2)	Aggregate number of securities to which transaction applies:

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4)	Proposed maximum aggregate value of transaction:

5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)	Amount Previously Paid:

2)	Form, Schedule or Registration Statement No.:

3)	Filing Party:

4)	Date Filed:

A video message with the following script is expected to be used by KraneShares Trust to solicit votes in connection with its joint special meeting of shareholders.

“Our investors have been getting phone calls and emails asking them to vote in a proxy. So, what exactly is that? Well, the good news is this is a real thing. This is coming from KraneShares but it’s not our choice. This is actually U.S. federal securities law that requires us to get a quorum, i.e., a large number of our shareholders, to vote on this issue. So, why are you getting the call somewhere in an account, an IRA, a trust? You own a KraneShares ETF. What are you voting on? Well, earlier this year in June, KraneShares bought back over 25% of its equity from an outside investor. That’s what triggers the need for the vote. It’s frustrating to get these calls and these emails, but I went through it myself. You simply have to vote. If you answer the email, click on the QR code or the link, or respond to the phone call, you can vote. And our independent board of trustees, the outside agencies, have recommended a for vote. A for vote is voting for a continuation of the services that we provide to those ETFs. The options are for, against, or abstain, and we welcome you to vote. And thank you very much for being investors in KraneShares.”